FOR IMMEDIATE RELEASE

Harris Interactive Consolidates UK Operations – Reaffirms FY2006 Guidance

ROCHESTER, N.Y. – June 7, 2006 – Harris Interactive (NASDAQ:HPOL) today took a series of actions in its UK operations designed to match costs with current revenue levels and to set the stage for profitable growth in Europe.

These actions, effective immediately, include the closing of two facilities, a reorganization of several operating and support groups and a small reduction in force. “Our US and UK Management teams now believe that our European business is well positioned for future success,” commented Gregory T. Novak, president and CEO of Harris Interactive. “We’ve implemented a plan that will create a solid base on which to build a sustainable, profitable and unified business,” Novak said.

Facilities closing and consolidation
The Company will close a facility in Macclesfield and another in Stockport, consolidating those operations into its Hazel Grove location. The Company expects to complete this consolidation by June 30, 2006 and currently estimates that the associated expenses will not exceed $50,000 – made up mostly of cash payments to satisfy the lease commitment for the Macclesfield facility. The Company plans to sell its Stockport facility no later than June 7, 2007 and believes that the current carrying value of that facility and the related assets do not exceed its fair value less anticipated selling costs.

Reorganization
In order to increase operating efficiency and create better alignment with its customer base, the Company also announced a reorganization of its UK marketing, healthcare and human resource teams:

•	Marketing will now be centered at European headquarters in Brentford, where the Company will hire new directors of marketing and public relations that will focus on creating greater awareness of the Harris Interactive brand in Europe.

•	The UK-based Healthcare division will now be part of the UK business and report to George Terhanian, president of Harris Interactive Europe.

•	The UK Human Resources team will now jointly report to George Terhanian and Dennis Bhame, Corporate EVP of Human Resources.

UK sales force to be strengthened
The Company announced plans to hire additional outside sales personnel in the UK. “In addition to the cost-cutting measures, it’s imperative that we also get our sales engine up to speed and start generating good top-line growth,” Novak said.

Anticipated reduction in force drives $300,000 to $350,000 restructuring charge – guidance remains unchanged
In connection with the facilities consolidation discussed above, the Company also anticipates a reduction in its UK staff by 10-15 employees by June 30, 2006, which will incur estimated cash severance charges of between $250,000 and $300,000. Including the severance payments, the Company expects to record an estimated pre-tax restructuring charge of between $300,000 and $350,000 during its fourth fiscal quarter of 2006. “The charges are in line with what we had anticipated and had included in the guidance we issued in May,” said Ronald E. Salluzzo, executive vice president and CFO. “Therefore we maintain our expectations to achieve revenue for the full fiscal year of between $213 and $215 million and net earnings of between $0.12 to $0.14 per fully diluted share, which includes $0.05 of non-cash stock-based compensation costs,” ended Salluzzo. The Company expects to report its fiscal fourth quarter and full fiscal year 2006 results after the market close on September 11, 2006.

Stock repurchase update
On May 4, 2006 the Company announced a 12 month share repurchase program authorizing the purchase of up to $25 million of its common stock. Under the program, which started on May 17, 2006, the Company has already repurchased 835,400 shares of common stock at an average price of $5.00 per share (as of June 6, 2006). The Company expects to continue its repurchase activity going forward.

Aled Morris Resigns
Separately, the Company also announced today that Aled Morris, UK managing director has tendered his resignation. He plans to leave the Company on June 30, 2006 and reenter an industry where he had worked for many years by joining a personnel/recruitment firm as a principal partner. “After several months of discussion with Aled, it became clear that the pull of the recruitment industry was just too strong to compete with,” stated George Terhanian, president of Harris Interactive Europe. “During his short tenure here, Aled designed and implemented many of the improved systems and processes that were sorely lacking in the UK. He leaves a great legacy and his charisma, talent and leadership ability will be missed,” Terhanian concluded.

Management to present at Stephens Conference tomorrow
As a reminder, Harris Interactive management is scheduled to participate in the Stephens Inc. Information Technology and Services Conference to be held June 8, 2006 at the New York Palace Hotel in New York City. Gregory T. Novak, president and CEO, and Ronald E. Salluzzo, executive vice president and CFO will discuss the Company’s ongoing strategy for profitable growth at 8:30 a.m. ET on June 8, 2006.

A live webcast of the presentation, including supporting slides, will be available via the Harris Interactive website at http://www.harrisinteractive.com/ir. The webcast will also be available for replay at that location shortly after the presentation, and be archived there for at least 30 days.

About Harris Interactive

Harris Interactive is the 13th largest and fastest-growing market research firm in the world. The company provides research-driven insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what could conceivably be the world’s largest panel of survey respondents: The Harris Poll Online. Harris Interactive serves clients worldwide through its United States, Europe and Asia offices, its wholly-owned subsidiary Novatris in France and through a global network of independent market research firms. The service bureau, HISB, provides its market research industry clients with mixed-mode data collection, panel development services as well as syndicated and tracking research consultation. More information about Harris Interactive (NASDAQ: HPOL) may be obtained at www.harrisinteractive.com.

To become a member of the Harris Poll Online, visit www.harrispollonline.com.

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Contact:
Dan Hucko
Harris Interactive
585.214.7470
1.800.866.7655 x7470

Harris Interactive Inc. 06/06

Safe Harbor
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.